Exhibit 10.8

Form of Notice

To:	Holders of Outstanding Restricted Stock Unit Awards Granted by Apple Inc.

From: Apple Stock

Date: May 24, 2012

Re:	Amendment of Awards

The Compensation Committee has approved certain amendments to our restricted stock unit (“RSU”) awards to allow the holder of the award to participate in any ordinary cash dividends that we may pay to our shareholders. The specific terms of the amendments are described below and take effect immediately.

Currently, if Apple Inc. (“Apple”) decides to pay an ordinary cash dividend to its shareholders, you do not have any rights to receive dividend payments on your outstanding RSUs. The Compensation Committee has amended all of Apple’s outstanding RSU awards to provide that, if Apple pays an ordinary cash dividend on its common stock, you will be credited with a dollar amount equal to (1) the per-share cash dividend paid by Apple on its common stock on the related dividend payment date, multiplied by (2) the total number of your RSUs outstanding immediately prior to the record date for that dividend (referred to as a “Dividend Equivalent Right”). If you are credited with any Dividend Equivalent Rights, these rights will be subject to the same vesting, payment and other terms and conditions as the original RSUs to which they relate, and any of your Dividend Equivalent Rights that vest will be paid to you in cash. You will not be credited with Dividend Equivalent Rights with respect to any RSUs that, immediately prior to the record date for that dividend, have either been paid to you or have terminated and are no longer outstanding, and you will not be entitled to any payment for Dividend Equivalent Rights with respect to Stock Units that terminate without vesting.

Except as expressly set forth above, this letter does not modify any other terms of your awards. In other words, the existing vesting and other provisions of your awards continue in effect. Future awards will be subject to the terms and conditions prescribed at the time of grant of those awards.

Please contact stock@apple.com if you have any questions about any of the matters covered in this letter.